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                                                                   Exhibit 10.81

                              CONSULTING AGREEMENT

         CONSULTING AGREEMENT, dated as of August 21, 1998, by and between PDK Labs Inc., a New York corporation, with offices at 145 Ricefield Lane, Hauppauge, New York 11788 (the "Company" or "PDK"), and Michael B. Krasnoff, an individual residing at 5 Laurel Wood Court, Rye, New York 10580 (the "Consultant" or "Krasnoff").

                              W I T N E S S E T H :

         WHEREAS, the Consultant was employed by the Company as President, Chief Executive Officer and Chief Financial Officer of the Company pursuant to the terms of that certain Employment Agreement dated as of October 6, 1995 (the "Employment Agreement");

         WHEREAS, pursuant to Section 3.7 of the Employment Agreement, in the event of a "Change of Control" (as defined therein) the Consultant is entitled to payment of a sum equal to two times the entire compensation that the Consultant would have been entitled to through December 31, 2005 (the "Change of Control Payment");

         WHEREAS, the definition of "Change of Control" includes, inter alia, the acquisition of more than ten percent (10%) of the outstanding voting securities of the Company by any entity(ies) or person(s), exclusive of the Consultant or any holder of the Company's securities on the date of the Employment Agreement who then owned more than 10%, either acting alone or as a "group," as that term is defined for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended;

         WHEREAS, on December 10, 1997 and as amended on February 6, 1998, Heartland Advisors, Inc. filed a Schedule 13G reporting that Heartland Limited Partnership I, a private limited partnership for which Heartland Advisors, Inc. serves a managing general partner with voting and dispositive power, beneficially owns more than ten percent (10%) of the Company's Common Stock (the "Change of Control Events");

         WHEREAS, the Consultant wishes to terminate his Employment Agreement with the Company;

         WHEREAS, Section 8.11 of the Credit Agreement by and between the Company and European American Bank, a New York banking corporation ("EAB") dated as of August 20, 1997 (the "Credit Agreement") requires that Krasnoff be employed in a reasonably full time capacity as the President of the Company, responsible for the day-to-day operation of the Company;

         WHEREAS, EAB has agreed with the Company to waive and amend certain provisions of the Company's loan agreements subject to certain terms and conditions (the "Amendment");

         WHEREAS, among the terms and conditions of the Amendment is a requirement that the Company maintain the Consultant (i) in a reasonably active full time capacity as the


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President of the Company responsible for the day to day operations of the
Company, or (ii) as a Consultant to the Company pursuant to the terms of a consulting agreement;

         WHEREAS, the Company and the Consultant desire to terminate the Employment Agreement and secure the services of the Consultant and the Consultant desires to render services to the Company, upon the terms and conditions hereinafter set forth.

         NOW, THEREFORE, for good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties mutually agree as follows:

         Section 1. Consulting Services. The Company hereby engages Consultant and the Consultant hereby accepts such engagement, as a consultant to the Company, subject to the terms and conditions set forth in this Agreement. The Consultant shall:

                  1. assist the Company with developing and implementing its marketing objectives;

                  2. assist the Company in identifying, selecting and developing relationships with banking and financial institutions;

                  3. assist the Company in negotiating and finalizing agreements with potential customers and suppliers;

                  4. assist the Company in developing new sales and distribution channels and new product lines; and.

                  5. advise the Company in the areas of finance, administration and mergers and acquisitions.

         The Consultant shall work not less than an average of sixteen (16) days per month and shall undertake such duties as are requested of him by the Chief Executive Officer and as set forth above.

         Section 2. Term of Agreement.

                  The term of this Agreement shall be for a period of three (3) years commencing on the date hereof and ending on August 21, 2001 (the "Term"), subject to earlier termination by the parties pursuant to Section 4.

         Section 3. Payments to Consultant.

         (a) In full consideration for the services to be provided by Consultant to the Company hereunder and in consideration for the Consultant's agreement to terminate the Employment Agreement, the Company shall (i) pay to the Consultant the sum of Two Thousand Five Hundred Dollars ($2,500.00) for each full day during which the Consultant renders services pursuant to


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this Agreement (the "Cash Payments") and (ii) issue upon the execution hereof to the Consultant, 150,000 shares of the Company's Common Stock, par value $.01 per share. During the Term, the Company shall make the Cash Payments in quarterly payments to the Consultant in advance on the first day of each quarter commencing on September 1, 1998.

         (b) Notwithstanding anything contained in this Agreement, Krasnoff (a) shall remain vested in all pension benefits, if any, to which he was vested prior to the date of his execution of this Agreement, (b) shall remain entitled to health insurance benefits until the earlier of (i) August __, 2001, or (ii) the end of the month in which Krasnoff becomes eligible for health insurance coverage under another employer's plan and (c) Krasnoff shall remain entitled to the automobile allowance described in Section 3.4 of the Employment Agreement for the term hereof, such allowance not to exceed $2,000/mo.

         Section 4. Termination of Employment Agreement; Settlement and Release.

         (a) The parties agree that (i) the Employment Agreement is hereby terminated effective immediately prior to the execution of this Agreement, (ii) the Consultant shall relinquish all rights as a "Executive" under the Employment Agreement and (iii) performance by the Company of its obligations hereunder shall be deemed to be full satisfaction of the Company's obligations to the Consultant pursuant to the Employment Agreement and with respect to payment of the Change of Control Payment.

         (b) Except for the Company's obligation to indemnify Krasnoff pursuant to the Company's Certificate of Incorporation, as amended, the Company's By-Laws and to the fullest extent permitted by the Business Corporation Law of the State of New York, Krasnoff waives and hereby releases and discharges PDK from all liability to him arising out of or relating to the Employment Agreement with PDK, and from any and all liability of whatever kind or nature arising from any acts or omissions of PDK, known or unknown, asserted or unasserted, which occurred up to the date of this Agreement, including but not limited to all liability for any acts that may have violated his rights under any contract, tort, or other common law, any federal, state, or local fair employment practices or civil rights law, regulation, or ordinance, any employee relations state, executive order, law, regulation, or ordinance, any unemployment or workers compensation law, or any other duty or obligation of any kind, including but not limited to rights created by Title VII of the Civil Rights Act of 1964, as amended, and all other laws prohibiting discrimination of whatever kind or nature; (b) all liability, asserted or unasserted, known or unknown, suspected or unsuspected, which was or may have been alleged against or imputed to PDK by Krasnoff or anyone acting on his behalf up to the date of this Agreement; (c) all asserted and unasserted rights to and claims for wages, commissions, monetary and equitable relief, employment or re-employment with PDK in any position, and compensatory, punitive, or liquidated damages; and (d) all asserted and unasserted rights to and claims for attorneys' fees and costs pursuant to any statute, regulation, or judicial precedent that shifts to the employer responsibility for payment of attorneys' fees, costs and disbursements in litigation of any kind or nature arising from the employment relationship.

         (c) PDK waives and hereby releases and discharges Krasnoff from all liability to it arising out of or relating to Krasnoff's continuing obligations under the Employment Agreement and hereby terminates the Employment Agreement effective immediately.


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         (d) Krasnoff and PDK shall not in the future initiate or cause to be initiated any judicial or administrative charge, complaint, action, or proceeding relating to claims released under paragraphs 4(a) and 4(b) of this Agreement. In the event that any such judicial or administrative charge, complaint, action, or proceeding is presently pending, or if in the future any such proceeding is commenced it is agreed that the party bringing the action will withdraw it, with prejudice, to the extent they have the power to do so, and except to the extent required or compelled by law, legal process, or subpoena, shall refrain from participating, testifying or producing documents or information therein and shall refrain from obtaining or accepting any relief or recovery therefrom, and if either party receives such relief or recovery they shall promptly pay it over to the other party.

         (e) Krasnoff acknowledges that he has been paid all salary and attendant benefits due him from PDK in consideration for the services he rendered while employed by PDK, including but not limited to, vacation pay, severance pay, holiday pay, expense reimbursement, reimbursement of relocation expenses, bonuses, payments pursuant to any and all contracts to which he is or was a party, and any and all monetary of other benefits that are or were due him pursuant to policies of PDK in effect during his employment.

         Section 5. Termination.

         The Company may terminate the engagement of the Consultant and all of the Company's obligations under this Agreement at any time for Cause (as hereinafter defined) by giving the Consultant notice of such termination, with reasonable specificity of the details thereof. "Cause" shall mean after the date hereof (i) the Consultant's misconduct which could reasonably be expected to have a material adverse effect on the business and affairs of the Company, (ii) the Consultant's disregard of lawful instructions of the Company's President or Chief Operating Officer relating to Consultant's neglect of duties or failure to act, which, in each case, could reasonably be expected to have a material adverse effect on the business and affairs of the Company, (iii) the commission by the Consultant of an act constituting common law fraud, or a felony, or criminal act against the Company or any affiliate thereof or any of the assets of any of them, (iv) the Consultant's abuse of alcohol or other drugs or controlled substances, or conviction of a crime involving moral turpitude, (v) the Consultant's material breach of any of the agreements contained herein or
(vi) the Consultant's death or Disability (as hereinafter defined); provided however, that if the Consultant terminates this Agreement as a result of a material breach by the Company of this Agreement, such termination shall not be considered "Cause" hereunder. "Disability" shall mean the Consultant is incapable of performing the services required hereunder as a result of a mental or physical disability for a period of one-hundred eighty (180) consecutive days or for a period of two hundred seventy (270) days during any three hundred sixty
(360) day period.

         A termination pursuant to this Section 5(i), (ii), (iii), (iv) (other than as a result of a conviction of a crime involving moral turpitude) or (v) shall take effect 60 days after the giving of the notice contemplated hereby unless the Consultant shall, during such 60-day period, remedy to the reasonable satisfaction of the Board of Directors of the Company the misconduct, disregard, abuse or material breach specified in such notice. A termination pursuant to
Section 5(iv) (as a result of a conviction of a crime involving moral turpitude) or (vi) shall take effect



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immediately upon the giving of the notice contemplated hereby. The effective date of termination shall hereinafter be referred to as the "Termination Date".

         Section 6. Effect of Termination of Agreement.

         Upon the termination of Consultant for Cause, neither the Consultant nor the Consultant's beneficiaries or estate shall have any further rights to compensation under this Agreement or any claims against the Company arising out of this Agreement, except the right to receive (i) the unpaid portion of the Consulting Fee provided for in Section 3, earned through the Termination Date (the "Unpaid Fee Amount"), and (ii) reimbursement for any expenses for which the Consultant shall not have theretofore been reimbursed (the "Expense Reimbursement Amount"); provided however, that in the event that Consultant is terminated pursuant to Section 5(vi), then in addition to the foregoing, the Consultant shall be entitled to the Consulting Fee for the three (3) years following the Termination Date.

         Section 7. Disclosure of Confidential Information.

         Consultant recognizes that he has had and will continue to have access to secret and confidential information regarding the Company, including but not limited to its customer list, products, know-how, and business plans. Consultant acknowledges that such information is of great value to the Company, is the sole property of the Company, and has been and will be acquired by him in confidence. In consideration of the obligations undertaken by the Company herein, Consultant will not, at any time, during or after his engagement hereunder, reveal, divulge or make known to any person, any information acquired by Consultant during the Term, which is treated as confidential by the Company, including but not limited to its customer list, and marketing and strategic plans, not otherwise in the public domain, except as may be required in performance of Consultant's duties. The provisions of this Section 7 shall survive Consultant's engagement hereunder.

         Section 8. Covenant Not To Compete.

         (a) Consultant recognizes that the services to be performed by him hereunder are special and unique. The parties confirm that it is reasonably necessary for the protection of Company that Consultant agrees, and, accordingly, Consultant does hereby agree, that he shall not, directly or indirectly, at any time during the Term:

             (i) except as provided in Subsection (c) below, be engaged in the sale, licensing, distribution or marketing of pharmaceutical products, nutritional supplements or vitamins (the "Products") or provide technical assistance, advice or counseling regarding the Products worldwide either on his own behalf or as an officer, director, stockholder, partner, consultant, associate, employee, owner, agent, creditor, independent contractor, or co-venturer of any third party; or

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             (ii) employ or engage, or cause or authorize, directly or
                  indirectly, to be employed or engaged, for or on behalf of himself or any third party, any employee or agent of Company or any affiliate thereof.

         (b) If any of the restrictions contained in this Section 8 shall be deemed to be unenforceable by reason of the extent, duration or geographical scope thereof, or otherwise, then the court making such determination shall have the right to reduce such extent, duration, geographical scope, or other provisions hereof, and in its reduced form this Section shall then be enforceable in the manner contemplated hereby.

         (c) This Section 8 shall not be construed to prevent Consultant from
(i) owning, directly or indirectly, in the aggregate, an amount not exceeding two percent (2%) of the issued and outstanding voting securities of any class of any company whose voting capital stock is traded on a national securities exchange or on the over-the-counter market other than securities of the Company or (ii) from owning shares of Common Stock of the Company or exercising options to acquire Common Stock of the Company owned by Consultant on the date of this Agreement or granted to Consultant pursuant to the terms hereof.

         Section 9. Miscellaneous.

         9.1 Injunctive Relief. Consultant acknowledges that the services to be rendered under the provisions of this Agreement are of a special, unique and extraordinary character and that it would be difficult or impossible to replace such services. Accordingly, Consultant agrees that any breach or threatened breach by him of Sections 7 or 8 of this Agreement shall entitle Company, in addition to all other legal remedies available to it, to apply to any court of competent jurisdiction to seek to enjoin such breach or threatened breach. The parties understand and intend that each restriction agreed to by Consultant hereinabove shall be construed as separable and divisible from every other restriction, that the unenforceability of any restriction shall not limit the enforceability, in whole or in part, of any other restriction, and that one or more or all of such restrictions may be enforced in whole or in part as the circumstances warrant. In the event that any restriction in this Agreement is more restrictive than permitted by law in the jurisdiction in which Company seeks enforcement thereof, such restriction shall be limited to the extent permitted by law.

         9.2 Assignments. Neither Consultant nor the Company may assign or delegate any of their rights or duties under this Agreement without the express written consent of the other party.

         9.3 Entire Agreement. This Agreement constitutes and embodies the full and complete understanding and agreement of the parties with respect to Consultant's engagement by the Company, supersedes all prior understandings and agreements, including, without limitation the Employment Agreement, whether oral or written, between the Consultant and the Company, and shall not be amended, modified or changed except by an instrument in writing executed by the party to be charged. The invalidity or partial invalidity of one or more provisions of this Agreement shall not invalidate any other provision of this Agreement. No waiver by either party of any provision or condition to be performed shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.

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         9.4 Binding Effect. This Agreement shall inure to the benefit of, be binding upon and enforceable against, the parties hereto and their respective successors, heirs, beneficiaries and permitted assigns.

         9.5 Headings. The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

         9.6 Notices. All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, sent by registered or certified mail, return receipt requested, postage prepaid, or by private overnight mail service (e.g. Federal Express) to the party at the address set forth on the books and records of the Company or to such other address as either party may hereafter give notice of in accordance with the provisions hereof. Notices shall be deemed given on the sooner of the date actually received or the third business day after sending.

         9.7 Governing Law; Arbitration. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to such State's conflicts of laws provisions and the parties irrevocably agree to submit any controversy or claim arising out of or relating to this Agreement to a court of competent jurisdiction located in the State of New York. The parties agree that any proceedings arising out of, relating to, or brought for the purpose of enforcing this Agreement, or remedying any breach thereof shall be instituted in the courts of the State of New York, and in no other jurisdiction.

         9.8 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one of the same instrument.

         9.9 Independent Contractor. Consultant's engagement pursuant to this Agreement shall be as independent consultant and not as an employee, officer or other agent of the Company. Neither party to this Agreement shall represent or hold itself out to be the employer or employee of the other. Consultant further acknowledges that the compensation provided herein is a gross amount of compensation and that the Company will not withhold from such compensation any amounts respective income taxes, social security payments or any other payroll taxes. All such income taxes and payments shall be made or provided for by Consultant and the Company shall have no responsibility or duties regarding such matters.


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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

                                        PDK LABS INC.




                                        By: __________________________________
                                            Name: Reginald Spinello
                                            Title: Chief Executive President




                                        By: __________________________________
                                            MICHAEL B. KRASNOFF



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